                    [AMCORE FINANCIAL, INC. NEWS RELEASE]

Date:     July 22, 1996

Contact:  Ben Rubendall

          815-961-7164


                         AMCORE REPORTS RECORD EARNINGS
            UP 36.4 PERCENT OVER NORMALIZED 1995 QUARTERLY EARNINGS

     ROCKFORD, ILL. - AMCORE Financial, Inc. posted record earnings of $6.5 million, or 45 cents per share for the quarter ended June 30, 1996, up 36.4 percent from the 1995 quarter, excluding special charges in the 1995 quarter.

     Return on equity was 12.76 percent, up from 9.73 percent, and return on assets was .96 percent, up from .83 percent, from the second quarter of 1995, excluding the special charges.

     "We are pleased with our progress toward the intermediate goal of a 15 percent return on equity," said Robert J. Meuleman, president and chief executive officer of AMCORE Financial, Inc.

     "Our results reflect the success of programs we have implemented to generate loan volume and new strategies in the marketing of our diversified financial services products. Also contributing to the record quarter were a combination of favorable market factors, business growth, and the first results of an on-going, corporate wide revenue-enhancement, cost-containment program," Meuleman said.

     Earnings for the second quarter of 1995 would have been $4.6 million, or 33 cents per share, except for the impact of special charges totaling $3.5 million, which lowered second quarter 1995 earnings by 25 cents per share. Those charges were associated with merger costs and the adoption of a new accounting rule.

     Net interest income for the quarter was $21.5 million, up 10.6 percent, from $19.5 million in the same quarter of 1995. Average loans grew 9.5 percent to $1.3 billion on a year to year basis. "The growth in our loan portfolio reflects both the strength of the northern Illinois economy and success in marketing efforts, particularly with our home equity-based loan programs," said Meuleman.

     While net interest income was up, the net interest margin fell 45 basis points to 3.70 percent, down from 4.15 percent in the 1995 quarter. "The decline in the margin was primarily due to an investment leveraging program begun in mid-1995. We are making better use of capital through this program, which is improving our total interest income and return on equity," Meuleman said, adding that the return on assets improved, but was held down somewhat by the impact of the leveraging program.

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

     Fee-based income for the quarter was $8.8 million up 10.4 percent, or $821,000, excluding security gains. Much of the increase was due to a $562,000, or 18.9 percent increase in trust revenues. The higher trust revenues are due to the favorable investment performance of trust assets and increases in new accounts.

     Insurance revenues totaled $371,000 an increase of $227,000 over the 1995 quarter. "We remain confident in the future of our start-up insurance operation, and expect increasing revenues as we develop new product lines and offer insurance services at more of our banking locations," Meuleman said.

     Total operating expenses for the quarter declined 1.8 percent or $372,000 from the 1995 quarter, exclusive of special charges, primarily due to a reduction in FDIC insurance premiums. The efficiency ratio, which measures operating expenses as a percentage of total revenues, was 63.6 percent, down from 71.3 percent in the second quarter of 1995, excluding the special charges.

     "We are continuing to expand our customer service capabilities," Meuleman said. "During the quarter we opened our ninth in-store, supermarket branch and announced plans to open a tenth branch later this year. We have also implemented a computer system that allows tellers to more effectively recommend products customers are likely to need."

     AMCORE Financial, Inc. is a northern Illinois-based bank holding company with assets of approximately $2.76 billion. Its holdings include eight subsidiary banks operating in 38 locations. The company also has seven primary financial service subsidiaries: a trust company, a mortgage company, a full-service broker-dealer, a capital management company, a collection agency, a consumer finance company, and an insurance company. AMCORE common stock is listed on NASDAQ under the symbol "AMFI".

     AMCORE Financial may be reached on the Internet at: HTTP://www.amcore.com/

                                      ###


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
                            AMCORE FINANCIAL, INC.
                    CONSOLIDATED KEY FINANCIAL DATA SUMMARY

                                                                                                          TRAILING TWELVE MONTHS
(IN THOUSANDS, EXCEPT SHARE DATA)    QUARTER ENDED JUNE 30,            SIX MONTHS ENDED  JUNE 30,            ENDED JUNE 30,
                                  -----------------------------     ---------------------------------   -------------------------
                                                          PERCENT                         PERCENT                         PERCENT
FINANCIAL HIGHLIGHTS                  1996       1995      CHANGE       1996      1995     CHANGE         1996     1995    CHANGE
- --------------------------------------------------------------------  ----------------------------    ----------------------------
Net revenues, including security gains.  $30,532    $27,828     9.7%   $60,082   $55,209      8.8%    $118,292   $110,658   6.9%
Operating expenses.....................   20,673     26,637   -22.4%    41,661    47,309    -11.9%      81,791     87,289  -6.3%
Net income.............................    6,457      1,140   466.4%    12,087     5,757    110.0%      24,601     16,785  46.6%
Net income per share...................     0.45       0.08   462.5%      0.85      0.41    107.3%        1.73       1.19  45.4%
Cash dividends per share...............     0.16       0.15     6.7%      0.32      0.30      6.7%        0.62       0.59   5.1%
Book value per share...................    13.95      13.81     1.0%

                                               QUARTER ENDED JUNE 30,                    SIX MONTHS ENDED JUNE 30,
                                            ------------------------------          ---------------------------------
                                                                   PERCENT                                     PERCENT
KEY FINANCIAL RATIOS (A)                      1996      1995        CHANGE           1996          1995        CHANGE
- ---------------------------------------------------------------------------         ----------------------------------
  Return on average assets...............     0.96%      0.83%        16.2%           0.94%        0.85%         10.6%
  Return on average equity...............    12.76%      9.73%        31.2%          11.75%        9.89%         18.8%
  Net interest margin (FTE)..............     3.70%      4.15%       -10.8%           3.77%        4.21%        -10.5%
  Net operating expense/average assets...     1.74%      2.29%       -23.9%           1.85%        2.33%        -20.7%
  Average total equity to average assets.     7.56%      8.55%       -11.6%           8.02%        8.59%         -6.7%
  Other income/net revenues (1)..........     28.9%      28.9%        -0.1%           28.7%        28.4%          1.2%
  Efficiency Ratio (FTE).................     63.6%      71.3%       -10.8%           65.4%        71.2%         -8.2%
(A) All 1995 ratios have been adjusted to exclude special charges recorded in second quarter.


INCOME STATEMENT
- ------------------------------------------------------------------------------             ------------------------------
Interest income............................    $48,505      $40,371      20.1%             $93,142     $78,631      18.5%
Interest expense...........................     26,979       20,900      29.1%              51,020      39,825      28.1%
                                               -------------------------------             ------------------------------
  Net interest income......................     21,526       19,471      10.6%              42,122      39,806       8.5%
Provision for loan losses..................        967          871      11.0%               1,856       1,600      16.0%
Other Income:
  Trust and asset management income........      3,539        2,977      18.9%               6,781       5,827      16.4%
  Service charges on deposits..............      1,720        1,695       1.5%               3,400       3,427      -0.8%
  Mortgage revenues........................        968        1,002      -3.4%               1,701       1,563       8.8%
  Collection fee income....................        564          469      20.3%               1,146         922      24.3%
  Other....................................      1,960        1,787       9.7%               3,913       3,618       8.2%
                                               -------------------------------             ------------------------------
     Total other income....................      8,751        7,930      10.4%              16,941      15,357      10.3%
Net security gains.........................        255          427     -40.3%               1,019       1,046      -2.6%
Operating expenses:
  Personnel costs..........................     11,799       12,140      -2.8%              23,725      23,465       1.1%
  Net occupancy expense....................      1,271        2,734     -53.5%               2,656       4,100     -35.2%
  Equipment expense........................      1,852        2,802     -33.9%               3,731       4,440     -16.0%
  Professional fees........................        595        1,020     -41.7%               1,203       1,587     -24.2%
  Amortization of intangible assets........        511        2,320     -78.0%               1,023       2,962     -65.5%
  Insurance expense........................        204        1,163     -82.5%                 401       2,297     -82.5%
  Other....................................      4,441        4,458      -0.4%               8,922       8,458       5.5%
                                                -------------------------------             ------------------------------
      Total operating expenses.............     20,673       26,637     -22.4%              41,661      47,309     -11.9%
                                                -------------------------------             ------------------------------
Income before income taxes.................      8,892          320        N/M              16,565       6,300     162.9%
Income taxes...............................      2,435         (820)       N/M               4,478         543        N/M
                                                -------------------------------             ------------------------------
     Net income............................    $ 6,457      $ 1,140     466.4%             $12,087     $ 5,757     110.0%
                                                ===============================             ==============================
Average shares outstanding (000)...........     14,207       14,069       1.0%              14,199       14,059      1.0%
Ending shares outstanding (000)............     14,217       14,087       0.9%              14,217       14,087      0.9%


N/M = Not meaningful

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
AMCORE FINANCIAL, INC.

                                                                 QUARTER ENDED JUNE 30,
(in thousands)                                                       1996                  1995
- -------------------------------------------------------  -----------------------------------------------
                                              ENDING           AVERAGE      YIELD/   AVERAGE      YIELD/
                                              BALANCE          BALANCE      RATE     BALANCE      RATE
- -------------------------------------------------------  -----------------------------------------------
ASSETS:
   Taxable securities......................    $886,427        $903,472     6.53%    $527,309     7.17%
   Tax-exempt securities (FTE).............     270,168         260,318     8.21%     260,362     7.06%
   Other earning assets....................       3,421           5,462     5.29%       4,849     6.93%
   Mortgage loans held for sale............      10,043          10,335     8.11%      10,392     7.69%
   Loans, net of unearned income (FTE).....   1,365,535       1,330,409     8.73%   1,214,870     8.80%
                                             -----------   ---------------------------------------------
      Total Earning Assets.................  $2,535,594      $2,509,996     7.95%  $2,017,782     8.25%
      Intangible assets....................      13,273          13,615                16,682
      Other non-earning assets.............     207,364         168,906               187,788
                                             -----------   ---------------------------------------------
      TOTAL ASSETS.........................  $2,756,231      $2,692,517            $2,222,252
                                              ==========    ============================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
   Interest bearing deposits...............  $1,571,291      $1,579,668     4.58%  $1,509,785     4.59%
   Non-interest bearing deposits...........     253,215         236,711               255,154
                                             -----------   ---------------------------------------------
      Total Deposits.......................  $1,824,506      $1,816,379            $1,764,939
                                             -----------   ---------------------------------------------
   Short-term borrowings...................     525,080         464,984     5.38%     215,195     5.84%
   Long-term borrowings....................     174,227         174,937     6.09%      22,915     7.25%
   Other...................................       6,036           5,924     9.10%       5,067     6.17%
                                             -----------   ---------------------------------------------
      Total Interest Bearing Liabilities...   2,276,634       2,225,513     4.88%   1,752,962     4.78%
      Other liabilities....................      28,002          26,810                24,225
                                             -----------   ---------------------------------------------
      Total Liabilities....................  $2,557,851      $2,489,034            $2,032,341
      Stockholders' Equity.................     198,380         203,483               189,911
                                             -----------   ---------------------------------------------
      TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY.................  $2,756,231      $2,692,517            $2,222,252
                                              ==========    ============================================


                                                              SIX MONTHS ENDED JUNE 30,
(in thousands)                                                      1996                   1995
- ------------------------------------------------------------------------------------------------
                                                     AVERAGE       YIELD/   AVERAGE       YIELD/
                                                     BALANCE       RATE     BALANCE       RATE
- ------------------------------------------------------------------------------------------------
ASSETS:
   Taxable securities........................         $825,275     6.48%     $521,557     7.19%
   Tax-exempt securities (FTE)...............          245,104     8.11%      258,012     7.12%
   Other earning assets......................            9,656     5.49%        7,273     6.26%
   Mortgage loans held for sale..............           10,399     7.55%        8,718     8.08%
   Loans, net of unearned income (FTE).......        1,311,055     8.75%    1,197,232     8.71%
                                                   --------------------------------------------
      Total Earning Assets...................       $2,401,489     7.97%   $1,992,792     8.18%
      Intangible assets......................           13,877                 17,322
      Other non-earning assets...............          164,856                177,730
                                                   --------------------------------------------
      TOTAL ASSETS...........................       $2,580,222             $2,187,844
                                                   ============================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
   Interest bearing deposits.................       $1,552,956     4.56%   $1,491,459     4.38%
   Non-interest bearing deposits.............          235,372                250,744
                                                   --------------------------------------------
      Total Deposits.........................       $1,788,328             $1,742,203
                                                   --------------------------------------------
   Short-term borrowings.....................          401,479     5.37%      207,678     6.20%
   Long-term borrowings......................          151,670     6.38%       23,215     7.61%
   Other.....................................            5,859     8.34%        4,975     8.27%
                                                   --------------------------------------------
      Total Interest Bearing Liabilities.....        2,111,964     4.86%    1,727,327     4.65%
      Other liabilities......................           26,008                 21,821
                                                   --------------------------------------------
      Total Liabilities......................       $2,373,344             $1,999,892
      Stockholders' Equity...................          206,878                187,952
                                                   --------------------------------------------
      TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY...................       $2,580,222             $2,187,844
                                                   ============================================



                                                   --------------------------------           ---------------------------------
                                                          QUARTER ENDED JUNE 30,                   SIX MONTHS ENDED JUNE 30,
                                                   --------------------------------           ---------------------------------
                                                                            PERCENT                                     PERCENT
ASSET QUALITY (IN THOUSANDS)                         1996         1995       CHANGE                1996       1995       CHANGE
- -----------------------------------------------------------------------------------           ----------------------------------
Ending allowance for loan losses..............      $13,802       $13,645      1.2%
Net charge-offs...............................          420         1,004    -58.2%               $1,115     $1,258    -11.4%
Net charge-offs to average loans (2)..........         0.13%         0.33%   -60.6%                 0.17%      0.21%   -19.0%

Non-performing assets:
   Nonaccrual.................................      $12,465        $8,185     52.3%
   Restructured...............................        1,726         2,661    -35.1%
                                                -----------------------------------
      Non-performing loans....................       14,191        10,846     30.8%
   Other real estate owned (OREO).............          766         2,550    -70.0%
                                                -----------------------------------
      Total non-performing assets.............      $14,957       $13,396     11.7%
                                                ===================================


KEY ASSET QUALITY RATIOS
- ----------------------------------------------
   Allowance to ending loans..................         1.01%         1.11%    -8.9%
   Allowance to non-performing loans..........         97.3%        125.8%   -22.7%
   Non-performing loans to loans..............         1.04%         0.88%    18.1%
   Non-performing assets to loans & OREO......         1.09%         1.08%     1.4%


CAPITAL ADEQUACY
- -----------------------------------------------------------------------------------
   Total risk-based capital...................        13.29%        13.04%     1.9%
   Tier 1 risk-based capital..................        12.43%        12.12%     2.6%
   Leverage ratio.............................         7.42%         8.11%    -8.5%


FOOTNOTES
- ---------
(1) Excluding net security gains.
(2) On an annualized basis.


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